ANNUAL STATEMENT OF COMPLIANCE

Pooling and Servicing Agreement dated June 1, 2006 (the "Pooling and Servicing Agreement") by and among Morgan Stanley Capital I Inc., as depositor, LaSalle Bank National Association, as trustee, paying agent and certificate registrar, Wells Fargo Bank, N.A., as general master servicer, NCB, FSB as NCB master servicer, National Consumer Cooperative Bank, as co-op special servicer and LNR Partners, Inc. as general special servicer (the "Special Servicer")

MSCI 2006 IQ11

I, Susan K. Chapman, a Vice President of LNR Partners, Inc. as Special Servicer under the Pooling and Servicing Agreement, on behalf of the Special Servicer and not in my individual capacity, hereby certify that:

1.
I have reviewed the activities performed by the Special Servicer under the Pooling and Servicing Agreement during the period ending the end of the fiscal year 2006 (the “Reporting Period”) and the Special Servicer’s performance under the Pooling and Servicing Agreement has been made under my supervision; and

2.
To the best of my knowledge, based on such review, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects throughout the Reporting Period.

LNR PARTNERS, INC.

By: /s/ Susan K Chapman
Susan K. Chapman
Vice President